Exhibit 99.1

BroadVision Contact:

Pehong Chen

Investor Relations

(650) 331-1000

Ir1@broadvision.com

BroadVision Regains Compliance with Nasdaq Listing Standards

REDWOOD CITY, CA —  May 28, 2019 —  BroadVision, Inc. (Nasdaq: BVSN), a leading provider of e-business and engagement management solutions,  announced today that on May 22, 2019, it received written notice from The Nasdaq Stock Market (“Nasdaq”) confirming that the Company has regained compliance with the minimum stockholders’ equity requirement as set forth in Nasdaq Listing Rule 5550(b)(1). Nasdaq considers the matter closed.

About BroadVision

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results. BroadVision solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking, both of which are now owned and being developed by BroadVision’s consolidated 19.9%-owned subsidiary, Vmoso, Inc. (“VMSO”)—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, Vmoso, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. or VMSO in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding the ability of BroadVision’s solutions to enhance customers’ businesses and enable them to achieve greater business results, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s and VMSO’s products and services, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and response effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent quarterly report on Form 10-Q, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision’s current expectations.